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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                           High Country Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    42965Q10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
        712 Fifth Avenue - 22nd Floor, New York, NY 10019 (212) 974-1700
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 16, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages.
                        Exhibit Index located on Page __

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 2 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SOAM Holdings, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    118,400
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    118,400
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    118,400
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.0%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 3 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    118,400
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    118,400
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    118,400
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.0%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    00
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 4 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    17,036
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    17,036
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    17,036
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.3%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 5 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    45,964
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    45,964
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    45,964
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.5%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 6 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    14,972
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    14,972
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    14,972
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 7 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    40,428
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    40,428
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    40,428
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 42965Q10                                            Page 8 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Maltese
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    118,400
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    118,400
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    118,400
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                       / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    9.0%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
    IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No.2 to Schedule 13D relating to High Country Bancorp, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated March 4, 1998 and Amendment No. 1 to the Schedule 13D dated November 12, 1998 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3.  Source and Amount of Funds.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII and MHFII is $235,828, $205,508, $632,465 and $530,773, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,322,500 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998, as of the close of business on February 16, 1998:

     (i) MP beneficially owned 17,036 shares of Common Stock, constituting approximately 1.3% of the shares outstanding.

     (ii) MHF beneficially owned 14,972 shares of Common Stock, constituting approximately 1.1% of the shares outstanding.

     (iii) MPII beneficially owned 45,964 shares of Common Stock, constituting approximately 3.5% of the shares outstanding.

    (iv) MHFII beneficially owned 40,428 shares of Common Stock, constituting approximately 3.1% of the shares outstanding.

     (v) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 17,036 shares owned by MP, the 14,972 shares owned by MHF, the 45,964 shares owned by MPII and the 40,428 shares owned by MHFII, or an aggregate of 118,400 shares of Common Stock, constituting approximately 9.0% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 17,036 shares owned by MP, the 14,972 shares owned by MHF, the 45,964 shares owned by MPII and the 40,428 shares owned by MHFII, or an aggregate of 118,400 shares of Common Stock, constituting approximately 9.0% of the shares outstanding.

    (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 17,036 shares owned by MP, the 14,972 shares owned by MHF, the 45,964 shares owned by MPII and the 40,428 shares owned by MHFII, or an aggregate of 118,400 shares of Common Stock, constituting approximately 9.0% of the shares outstanding.

    (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 118,400 shares of Common Stock, constituting approximately 9.0% of the shares outstanding.

    (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to February 16, 1999, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/23/98          Sold               2,640            $13.750
         12/31/98          Transfer
                           To MPII           23,064              N/A
         01/12/99          Bought               300             12.50
         01/15/99          Bought               400             12.50
         01/19/99          Bought               300             12.50
         02/09/99          Bought               200             12.625
         02/10/99          Bought               400             12.625
         02/16/99          Bought             1,300             12.625

         During the sixty days prior to February 16, 1999, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/23/98          Sold               1,670            $13.750
         12/31/98          Transfer
                           To MHFII          12,428              N/A
         01/12/99          Bought               300             12.50
         01/15/99          Bought               400             12.50
         01/19/99          Bought               200             12.50
         02/09/99          Bought               300             12.625
         02/10/99          Bought               600             12.625
         02/16/99          Bought             1,700             12.625

         During the sixty days prior to February 16, 1999, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/23/98          Sold                 860            $13.750
         12/31/98          Transfer
                           From MP           23,064              N/A
         01/12/99          Bought             1,000             12.50
         01/15/99          Bought             1,200             12.50
         01/19/99          Bought               800             12.50
         02/09/99          Bought               900             12.625
         02/10/99          Bought             1,500             12.625
         02/16/99          Bought             4,500             12.625

         During the sixty days prior to February 16, 1999, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/23/98          Sold               1,230            $13.750
         12/31/98          Transfer
                           From MHF          12,428              N/A
         01/12/99          Bought               900             12.50
         01/15/99          Bought             1,000             12.50
         01/19/99          Bought               700             12.50
         02/09/99          Bought             1,100             12.625
         02/10/99          Bought             1,800             12.625
         02/16/99          Bought             5,500             12.625

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 23, 1999

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                 By:      SOAM Holdings, LLC,
        the sole general partner                     the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                 By:      SOAM Holdings, LLC,
        the sole general partner                     the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President


SOAM Holdings, LLC                          Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President

Terry Maltese

/s/ Terry Maltese
-----------------